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Texas Pacific Land Trust

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On May 1, 2019, the Financial Times reported on Texas Pacific Land Trust and its upcoming special meeting of sub-share certificate holders. The article is reproduced below in full.

Financial Times, 1 May 2019

By Lindsay Fortado

Activists target US oil patch’s trustees for life

Three board members of NYSE-listed TPL oversee large land holdings in Permian Basin

The three trustees of Texas Pacific Land Trust occupy a rare perch in corporate America. They are appointed for life to oversee a public company that has soared in value — to more than $6bn — thanks to its land holdings on the Texas side of the Permian Basin, the heart of the US shale oil boom.

But the old ways at TPL are now coming under attack. In March, TPL trustee Maurice Meyer III died at age 84, shortly after stepping down as chairman of the three-member TPL board. With shareholders due to vote on a replacement on May 22, shareholder activists are mobilising to change the way the company operates.

Led by Horizon Kinetics, TPL’s largest shareholder with a 23 per cent stake, the dissidents are pushing their own candidate for trustee as part of a longer-term effort to prod TPL to reorganise as a Delaware corporation, which would subject it to greater shareholder oversight and require an annual election of directors.

Santa Monica Partners, a TPL shareholder that is supporting the dissidents, said in a regulatory filing: “This is the only chance we may ever again have to elect a trustee as trustees serve until they resign or die.”

Kai Liekefett, a lawyer for TPL, said the criticism of the lifetime appointments was misplaced. “Usually dissident groups go after companies with lagging financials or operational mis-steps,” he said. “But this case is the opposite — the dissidents launched a campaign against TPL’s enormously successful strategy and tremendous shareholder returns — which leaves you scratching your head.”

TPL’s good fortune was to be in the right place at the wrong time. Its land was the site of a failed attempt to build a railroad stretching from Texas to the Pacific Ocean in the late 1800s. When the project went bankrupt, its land holdings were put in a trust and given to bondholders.

Since 1927, the trust has been traded on the New York Stock Exchange, with the trustees overseeing threadbare corporate operations which include selling land and collecting royalties from oil and gas and grazing leases. Once spanning 3.5m acres of Texas, an area roughly the size of the US state of Connecticut, its holdings now extend to 900,000 acres after years of sales.

Shares in the trust have soared during the shale oil boom, ballooning from $135 to $892 in the last five years to give it a market capitalisation of $6.3bn. Dividends and share repurchases by the trust rose from $35.6m in 2016 to $70.1m last year.

While some analysts raise questions over the long-term production potential of the Permian, the trust argues that it still has large swaths of undeveloped acreage that could provide it with additional revenue. Companies including Chevron, Anadarko and Diamondback have operations on TPL land.

In mid 2017, the trust created a new unit to source water — which plays a big role in the fracking process used to recover oil from shale. Last year, the new business, which sells to exploration and production operators, accounted for 30 per cent of the trust’s $300.2m in revenue.

The investor group led by Horizon Kinetics, which is waging its first proxy campaign, wants TPL to hire a more senior team to manage the water business, or to sell it completely while collecting a royalty. It is also calling for shareholders to receive more frequent updates on the business.

The asset manager has gained the support of several hedge funds and a Jackson Hole, Wyoming-based family office, taking the activist group’s shareholding to more than 25 per cent.

“The dissidents are sitting on a gigantic amount of paper money,” said Mr Liekefett, who heads the shareholder activism practice at the law firm Sidley Austin. “They made over $1bn over the past few years. It’s not easy to monetise if you have such a large stake in a stock with limited liquidity. The only other way is to sell your shares, which results in a downward pressure on the shares.”

If the investor group can win the proxy fight and force the trust to convert to a Delaware corporation, “it’s easier to force a sale of the company,” he added.

TPL has nominated Don Cook, 72, a retired four-star general of the US Air Force who has served on six boards of directors, including the Burlington Northern Santa Fe Railroad, USAA Federal Savings Bank and Crane Corporation.

The investor group has nominated Eric Oliver, 60, the head of SoftVest Advisors, a hedge fund in Abilene, Texas, that manages $228m. Mr Oliver, according to regulatory filings, sits on the board of Texas Mutual Insurance Company.

The Horizon Kinetics-led group told TPL they wanted to prevent a proxy fight, but they declined to settle when the trust offered to find a third, mutually acceptable trustee candidate, the trust said. The fund did not respond to a request for comment.

The dissidents say the trust suffers from poor corporate governance and a lack of accountability. Accusing the incumbent trustees of a “total disregard for investors’ view and rights”, they allege TPL’s management “has demonstrated poor judgment” in arranging land sales in recent years.

“We think it’s time for modern corporate government,” Mr Oliver said in a video directed at TPL shareholders. “We think it’s time for term limits. We think it’s time to expand the board.”

Mr Liekefett disagrees. “They have outperformed Apple and Amazon and 99 per cent of the New York Stock Exchange,” he said. “How do you attack a company with that kind of performance? You can’t, so you come up with other pretexts. This is all they’ve got.”

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